CLAIRE TECHNOLOGIES, INC.
                     7373 North Scottsdale Road, Suite B-169
                              Phoenix, Arizona  85251

                          NOTICE AND PROXY STATEMENT FOR
                          ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 30, 1997

To the Shareholders of Claire Technologies, Inc.:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Claire Technologies, Inc., a Nevada corporation (the "Company"), will be held at 7373 North Scottsdale Road, Suite B-169, Phoenix, Arizona, 85251 on the 30th day of June, 1997, at 10:00 a.m. (Pacific Time) for the following purpose:

  1. To elect three directors to the Board of Directors to serve for a one year term;

  2. To approve the conversion of Company debt to shares and the issuance of shares;

  3. To approve a 4:1 reverse split of the Company stock upon the completion of the stock offering listed in item 4 above;

  4. To approve a merger with Skyway Home, Inc., a Nevada corporation and for the change in the name of the Company;

  5. To approve the selection of Smith and Company as the accountants for the Company; and

  6. To transact any and all other business that may properly come before the Meeting or any Adjournment(s) thereof.

  The Board of Directors has fixed the close of business on May 13, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only shareholders of the Company's Common Stock of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Shares can be voted at the Annual Meeting only if the holder is present or represented by proxy. The stock transfer books will not be closed. A copy of the Company's 1996 Annual Report to Shareholders, in the form of the 10-K filed with the Securities and Exchange Commission, which includes audited financial statements, is enclosed. A list of shareholders entitled to vote at the Annual Meeting, the Merger Agreement and the Articles of Merger will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

  You are cordially invited to attend the Annual Meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the Annual Meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclsoed proxy statement.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              __________________________________
                                              Grace Sim, Secretary and Director
                                              Scottsdale, Arizona, May 20, 1997

                            YOUR VOTE IS IMPORTANT

                         Claire Technologies, Inc.
                 7373 North Scottsdale Road, Suite B-169
                          Phoenix, Arizona  85251

                           PROXY STATEMENT FOR
                     ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD JUNE 30, 1997

                      ------------------------------

                SOLICITATION AND REVOCABILITY OF PROXIES


   The accompanying proxy is solicited by the Board of Directors on behalf of Claire Technologies, Inc., a Nevada corporation (the "Company"), to be voted at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on June 30, 1997 at the time and place and for the purposes set forth in the accompanying Notice of Annual Shareholders (the "Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of directors and in favor of the other proposals set forth in the Notice.

  The executive offices of the Company are located at, and the mailing address of the Company is 7373 North Scottsdale Road, Suite B-169, Scottsdale, Arizona, 85251.

  Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

  This proxy statement (the "Proxy Statement") and accompanying proxy are being mailed on or about May 20 1997. The Company's Annual Report on Form 10-K (the "1996 Form 10-K"), which serves as the Annual Report to Shareholders, covering the Company's fiscal year ended December 31, 1996, is enclosed herewith, and certain parts thereof are incorporated herein by reference. See "Incorporation by Reference."

  Any shareholder of the Company giving a proxy has the unconditional right to revoke their proxy at any time prior to the voting thereof either in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to Jan Wallace, President and Chairman of the Board, Claire Technologies Corporation, 7373 North Scottsdale Road, Suite B-169, Scottsdale, Arizona, 85251; no such revocation shall be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

  In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owner of such s shares of Common Stock.

  The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of Common Stock and other costs of solicitation, are to be borne by the Company.

                            QUORUM AND VOTING

  The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on May 13, 1997 (the "Record Date"). On the Record Date, there were 9,139,500 shares of Common Stock issued and outstanding.

  Each shareholder of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation (the "Nevada Articles of Incorporation") nor its Bylaws (the "Nevada Bylaws") allow for cumulative voting rights. The presence, in person or by proxy, of the holders of twenty-five percent (25%) of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting is required for the election of each of the nominees for director, to approve the conversion of the existing Company debt into common stock of the Company and other share issuances, to approve a four to one (4-1) reverse stock split of the Company's common stock, to approve the merger with Skyway Home, Inc. and the change of the name of the Company and to approve the selection of Smith and Company as the accountants of the Company.

  Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted as voting for purposes of determining whether a proposal has received the necessary number of votes for approval of the proposal.


                                    SUMMARY
  The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere in this proxy statement and the exhibits hereto.


                                   The Meeting

Date, Time and Place of the Annual Meeting

  The Annual Meeting of Claire Technologies Corporation is scheduled to be held on June 30, 1997, at 10:00 a.m. in the Company's corporate offices at 7373 North Scottsdale Road, Suite B-169, Scottsdale, Arizona, 85251. See "Solicitation and Revocability of Proxies."

Record Date

  Only holders of record of shares of Common Stock at the close of business on May 13, 1997 are entitled to receive notice of and to vote at the Annual Meeting.

Vote Required

  Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a plurality of the shares of Common Stock represented and voting at the Annual Meeting is required for (i) the election of each nominee for director of the Company, (ii) for the approval of the issuance of shares of the common stock of the Company to retire debt and to issue shares to other third persons for working capital for the Company, (iii) for approval of a four to one (4-1) reverse stock split, (iv) for the approval of a merger with Skyway Home, Inc. and the change of the name of the Company and (v) for the appointment of Smith & Company as the accountants for the Company.

Accountants

  Smith & Company, 10 West 100 South, Suite Number 700, Salt Lake City, Utah, 84101, have been selected by the Company to act as the principal accountant for 1997. Smith & Company have been the accountants for the Company for five years and no change of accountants has occurred since that time and none is contemplated. It is not expected that the representatives of Smith & Company will attend the annual shareholders' meeting and will not be available to answer questions from the shareholders.

Recommendations

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR ("PROPOSAL 1"), FOR THE CONVERSION OF DEBT INTO SHARES OF STOCK AND THE ISSUANCE OF SHARES ("PROPOSAL 2"), FOR A 4:1 REVERSE SPLIT OF THE COMPANY'S STOCK ("PROPOSAL 3"), FOR THE MERGER WITH SKYWAY HOME, INC. AND FOR THE CHANGE IN THE NAME OF THE CORPORATION ("PROPOSAL 4") AND FOR THE SELECTION OF THE AUDITORS OF THE COMPANY ("PROPOSAL 5").


                                    THE COMPANY

1.  Background
    ----------

  Claire Technologies, Inc., a Nevada corporation (the "Company," "Claire") was incorporated in 1988 for the purpose of developing venture businesses. Claire was formed by Capital General Corporation and has acquired new management to acquire corporations and develop certain businesses. The Company has acquired approximately 70.5% of the outstanding common stock of Hyperflow Technologies, Inc. ("Hyperflow"), but does not control the operations of Hyperflow. Hyperflow was incorporated in Nevada in May of 1995 and is a development stage company engaged inthe design, engineering, manufacturing and sales of etching, stripping, aqueous, and semi-aqueous precision cleaning systems for computer, electronic, and semi-conductor industries. Hyperflow has not generated significant income.

  At December 31, 1995, the Company owed $280,969 to a British West Indies entity controlled by a person who owned 23.86% of the Company's common stock, and has options to purchase 180,000 shares at a price of $0.75 per share. The loan is part of a $400,000 revolving floating loan. The interest rate is 12-1/2% per year. The loan is due thirty days after demand is made or October 31, 1996, whichever is earlier. The Company will also pay bonus interest in the form of 10,000 shares of its common stock for each $50,000 (or portion thereof) of the line of credit used up to a maximum of 80,000 shares. During 1996, the loan was repaid except for $14,999. 80,000 shares of restricted common stock and 38,088 shares of Regulation S stock were also issued as additional interest.

  On March 11, 1996 the Company issued a private placement memorandum under Regulation S for the amount of $1,000,000 consisting of 2,000,000 shares at $0.50 per share. This offering was completed on May 20, 1996 and all shares were sold. Proceeds from this offering were used in the acquisition of Hyperflow and for working capital.

  On November 6, 1996, the Company entered into a Promissory Note with Hyperflow for the amount of $65,000. On December 27, 1996, the Company entered into a second Promissory Note with Hyperflow for the amount of $240,500. Hyperflow is the debtor in both of these notes, which fell due on January 15, 1997. At this time the Company acquired all of the assets of Hyperflow in fulfillment of the Notes. It then sold these assets to Hyperflo, Inc., an Arizona corporation, in exchange for $305,000.


History and Background of Capital General and History and Background of Claire

  Information regarding the history is contained in the annual report and is incorporated by this reference.

2.  Security Ownership of Management and Principal Shareholders
    -----------------------------------------------------------

  The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by each person or group who owned, to the Company's knowledge, more than five percent of the Common Stock, each of the Company's directors, the Company's Chief Executive Officer, and all of the Company's directors and executive officers as a group.


                 Name and address                    Amount of          Percent
Title of class   of owner                            ownership          of class
-------------    --------------------------------    ----------         --------
Class A Common   Harry Moll                          480,000*           5.25%
                 Box 836
                 Georgetown, Grand Cayman, BWI

Class A Common   Jan Wallace                         400,000            4.38%
                 6929 East Cheney
                 Paradise Valley, AZ 85253

Class A Common   Aldridge Holdings                   500,000             5.47%
                 Bank of Nova Scotia Bldg.
                 Georgetown, Grand Cayman, BWI

Class A Common   Craig Hurst                          64,655             .007%
                 3169 E. Sierra Vista Dr.
                 Phoenix, AZ 85016

Class A Common   All Officers and Directors          464,655              .05%
                 As a Group (2 persons)

* Includes 80,000 shares owned by SSM Ltd., which is controlled by Mr. Moll.


3.  Voting Intentions of Certain Beneficial Owners and Management
    -------------------------------------------------------------

  To be ratified by the Shareholders, Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 each require the affirmative vote of a majority of the Company's voting securities constituting a quorum. The Company's directors and officers have advised the Company that they will vote the 464,655 shares owned or controlled by them FOR each of the Proposals in this Proxy Statement. These shares represent .05% of the outstanding common stock of the Company.


4.  Additional Information
    ----------------------

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W. Washington, D.C. 20549. The Company's Common Stock is traded through OTC Bulletin Board under the symbol CLEA.

5.  Incorporation By Reference
    --------------------------

  The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

  a. The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

  b. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

  c. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

  d. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

  e. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

  f. The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

  g. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

  All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, after the date of this Proxy Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Proxy Statement has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Proxy Statement, other than exhibits to such documents. Written requests for such copies should be directed to the Company at 7373 North Scottsdale Road, Suite B-169, Scottsdale, Arizona, 85251.


6.  Director Compensation
    ---------------------

  Compensation awarded to Directors of the Company is listed below in response to question 8, "Remuneration and Executive Compensation."


7.  Compliance with Section 16(a)
    -----------------------------

  Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") requires the Company's directors, officers and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("the Commission"). Directors, officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish the Company with copies of all forms they file with the Commission pursuant to Section 16(a). The Company is not aware of any beneficial owner of more than 10 percent of its registered Common Stock for purposes of Section 16(a).

8.  Remuneration and Executive Compensation
    ---------------------------------------

  The following table sets forth for fiscal 1996 compensation awarded or paid to Ms. Jan Wallace, the Company's President and Ms. Grace Sim, the Company's Secretary, Treasurer and Director (collectively, the "named Executive Officers"). Other than as indicated in the table below, no executive officer of the Company received any annual compensation in the year ended December 31, 1996.

Summary Compensation Table

                              Annual Compensation Table
                        Annual Compensation             Long Term Compensation
                                       Other                             All
                                      Annual  Restrictd                  Other
                                      Compen- Stock   Options/ LTIP      Compen-
Name     Title    Year Salary   Bonus sation  Awarded SARs(#)  payouts($)sation
Jan      President,
Wallace, CEO,
         Director 1996 $120,000 $0     0      0        85,000   0         0
Grace    Secretary/
Sim,     Tres     1996 $ 0      $0     0      0        0        0         0
Craig
Hurst,   Director 1996 $15,500  $0     0      0        49,500   0         0

  All of the foregoing amounts are estimates based upon the Company's internal forecast and budget. There can be no assurance that the amounts of compensation actually paid, or the persons to whom it is paid, will not differ materially from the above estimates.

8.  Information and Background of Officers and Directors
    ----------------------------------------------------

   The following table shows the positions held by the Company's officers and directors. The directors were appointed and will serve until the next annual meeting of the Company's stockholders, and until their successors have been elected and have qualified. The officers were appointed to their positions, and continue in such positions at the discretion of the directors.

Name                    Age         Position
--------------          -----       --------------------------------------------
Jan Wallace             41          President, Chief Operating Officer, Director
Grace Sim               36          Secretary/Treasurer
Craig Hurst             32          Director

Jan Wallace (age 40) is President and Chief Operating Officer, and Director of the Company. Ms. Wallace has been employed by the Company since May, 1995, when she was elected to the Board of Directors. In November 1995, she accepted the position of President. Ms. Wallace was previously Vice President of Active Systems, Inc., a Canadian Company specializing in SGML Software, an ISO standard in Ottawa, Ontario. Prior to that she was President and Owner of Mailhouse Plus, Ltd., an office equipment distribution company which was sold to Ascom Corporation. She has also been in management with Pitney_Bowes-Canada and Bell Canada where she received its highest award in Sales and Marketing. Ms. Wallace was educated at Queens University in Kingston, Ontario and Carleton University, Ottawa, Ontario in Political Science with a minor in Economics. Ms. Wallace is also an Officer and Director of Dynamic Associates, Inc., a company which files annual reports pursuant to the Securities Exchange Act of 1934.

Grace Sim (age 36) is Secretary/Treasurer of the Company and a Director. Ms. Sim has been Secretary/Treasurer since March 7, 1997. Prior to joining Claire Technologies, Inc., Ms. Sim owned an accounting consulting company in Ottawa, Ontario, Canada. Ms. Sim received with honors her Bachelor of Mathematics from the University of Waterloo in Waterloo, Ontario. Ms. Sim is also an Officer in Dynamic Associates, Inc., a company which files annual reports pursuant to the Securities Exchange Act of 1934.

Craig A. Hurst (age 32) has been a director since May 3, 1996. From 1987 to 1988 Mr. Hurst was a pro-trader on the V.S.E. with C.M. Oliver & Co. From 1988 to 1989 he acted as a licensed investment advisor with First Vancouver Securities, and from 1989 to present has been an independent venture capital executive consultant specializing in drafting and structuring of new corporations, merger and acquisition consulting, and development of public relations programs for both public and private companies.

                                 PROPOSAL NO. 1:
                            ELECTION OF BOARD MEMBERS

  The Bylaws of the Company provide that the number of directors that shall constitute the whole board shall be not less than two (2), or more than seven
(7). The number of directors presently comprising the Board of Directors is three (3). Under this proposal the board would change but remain at three (3) directors.

Nominees

  Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until next annual meeting of the shareholders or until their respective successors shall have been duly elected and shall have qualified. Each of the nominees is presently a director of the Company.

1.  Information Concerning Nominees

Name              Age   Position                     Director/Officer Since
----------------  ---   ---------------------        -----------------------
Jan Wallace       41    President, CEO, Director     September 2, 1995
Charles Seven     53    Director                     June 30, 1997
Keith Romine      71    Director                     June 30, 1997

  Biographies of the Nominees are as previously detailed and are incorporated by this reference.

Charles Seven (age 53) is currently the Chief Executive Officer of Skyway Home, Inc. He has served in this capacity since October 1996. Mr. Seven attended the University of Oregon, majoring in Business Administration. Mr. Seven's experience includes executive level operating and marketing positions in the aviation, insurance and computer industries. Mr. Seven earned membership to the Million Dollar Life Insurance Producer Club while employed with Penn Mutual Life Insurance Company. He was Director of Marketing at Applied Digital Data Systems for the Western Region, setting sales records for the computer peripheral manufacturer. Mr. Seven formed Insurance Systems Incorporated, where he designed and marketed the Computer Assisted Insurance Rating System to $5 million in sales in the first year. After selling Insurance Systems Incorporated, Mr. Seven acquired Tallmantz Aviation which specializes in maintenance, charter and storage. Mr. Seven also founded Sevcor International, Inc., a company specializing in private executive aircraft repatriation. Mr. Seven is active with the Rotary Club, Big Brothers of America and various Chambers of Commerce.

Keith Romine (Age 71) is currently the Chief Financial Officer of Skyway Home, Inc. He has served in this capacity since December 1996. Mr. Romine graduated from Browns Business College, Walton Business College, International Accountants Society and attended Bradley University. He is a licensed Real Estate Broker in the State of California and a licensed Insurance Broker. Mr. Romine started as a Financial Advisor in the banking industry and then a

Senior Accountant with a CPA firm. From there Mr. Romine became Chief Financial Officer with a manufacturing company and later as Senior Systems Analyst. Mr. Romine joined Hunter Engineering as CFO and later became President.

  The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. No nominee is related by blood, marriage, or adoption to another nominee or to any executive officer of the Company or its subsidiaries or affiliates. Assuming the presence of a quorum, each of the nominees for director of the Company requires for his election the approval of the holders of a plurality of the shares of Common Stock represented and voting at the Annual Meeting.

  The management of the Company feels it is beneficial to the shareholders to increase the size of the board of directors to provide for the new direction of the Company. With the sale of Hyperflow and the potential merger with Skyway Home, Inc. the Company will require additional expertise that can be provided by the addition of Mr. Seven as a member of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                                    PROPOSAL NO. 2:
                   CONVERSION OF DEBT TO SHARES AND ISSUANCE OF SHARES

  The Company has certain debts which it has the opportunity to eliminate by the issuance of shares. At this time the management of the Company has determined that the viability of the Company as a going concern will be in jeopardy unless immediate relief from the existing debt of the Company is not obtained. The Board of Directors recommends a vote for the conversion of this debt into shares of stock of the Company. In addition, the Company proposes issuing shares totaling 822,940 to certain parties. These would include 406,377 shares of stock issued to Dynamic Associates, Inc. at $0.20 per share and 416,563 shares of stock issued to others at $0.30 per share. This would provide the Company with cash in the amount of $206,244.30 for investment and continued operations. The Board of Directors recommends a vote for the issuance of these shares of stock. If this stock is not issued the Company will be forced to suspend operations.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ISSUANCE OF STOCK AND FOR THE CONVERSION OF DEBT INTO SHARES.

                               PROPOSAL NO. 3:
                      4:1 REVERSE COMMON STOCK SPLIT

  The Company proposes to conduct a 4:1 reverse split of its stock upon the issuance of stock to cover debt and pursuant to an overall plan of reorganization and refinancing. The current capital structure does not easily provide the management of the Company with the ability to raise additional funds through the future issuance of equity in the Company. It is the belief of the management of the Company that the shareholders will benefit from the reduced number of outstanding shares of the Common Stock of the Company and will be provided with a stronger share. The Board of Directors recommends a vote in favor of the 4:1 reverse split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 4:1 REVERSE SPLIT.

                                   PROPOSAL 4:
                          MERGER WITH SKYWAY HOME, INC.

  The Company proposes a merger with Skyway Home, Inc. ("Skyway"), a Nevada corporation. This would be a forward triangular merger between Skyway, Claire and a new corporation. Skyway would merger into the new corporation, which would be called Skyway Home, Inc. and would be the surviving entity. Claire, which would by this time be known as Skyway Home Acquisition Corporation, would become the parent/subsidiary corporation of the merged corporation. According to the terms of this merger, the shares of Skyway would be converted into shares of Claire at a rate of 10 shares for each Skyway share, for a total of 6,300,000 shares. The shareholders, officers and directors of Skyway would also be granted options to purchase up to 1,100,000 additional shares of Claire stock. Charles Seven, President of Skyway, would become a director of Claire upon completion of the merger. The Company proposes to change its name to Skyway Home Acquisition Corporation. This name change would take place in conjunction with the merger with Skyway Home, Inc. and would occur prior to that merger. Management and Directors reserve the right to oppose this merger subject to due diligence results due at the end of May 1997. This Merger is subject to certain assumptions as contained in the Merger Agreement that must be complied with prior to completion of the merger. Both parties have made certain representations that if found not to be accurate can cause the Merger to not be completed. The Board of Directors retains the ability to terminate the Merger, subsequent to the approval of the shareholders should certain conditions contained in the Merger not be complied with and if it is in the best interest of the Company. A copy of the Merger Agreement is attached as Exhibit A.

Dissenters' Rights

  If the merger with Skyway Home, Inc. is approved by a majority of the shareholders, dissenting shareholders have the right to obtain payment for the fair value of their shares. As provided in Nevada Revised Statute (NRS) S.
92.380 a stockholder has a right to dissent from certain corporate actions and to obtain payment for of the fair value of their shares in the event of the consummation of a plan of merger to which the domestic corporation is a party where the approval of the shareholders is required. This proposed merger with Skyway Home, Inc. does require the approval of the shareholders of the Company and does fall within the statute providing for dissenter's rights. In NRS S. 92A.380(2) a stockholder who is entitled to dissent and obtain payment may not challenge the corporate action creating their entitlement unless the action is unlawful or fraudulent with respect to them or the domestic corporation. NRS
S. 92A400(1) states a stockholder of record may asset dissenter's rights as to fewer than all of the shares registered in their name only if they dissent with respect to all shares beneficially owned by any one person and notify the subject corporation in writing of the name and address of each person on whose behalf they assert dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which they dissent and their other shares were registered in the manes of different stockholders. As continued in subsection the statute states: a beneficial stockholder may assert dissenter's rights as to shares held on their behalf only if: (a) they submit to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and (b) they do so with respect to all shares of which they are the beneficial stockholder or over which they have power to direct the vote.
Section 92A410 requires notification to shareholders regarding the right of dissent. Pursuant to N.R.S. S.92A.420, in order to obtain payment, dissenters must deliver to the Corporation, before the vote is taken, written notice of intent to demand payment for their shares if the proposed merger is effectuated. Dissenters may not challenge the consummation of the merger, nor may they vote shares in favor of the merger. If the notice provisions of the statute are not followed they will not be entitled to payment for their shares under the statute. A complete copy of N.R.S. 92A.300 to 92A.500, outlining all dissenters' rights under Nevada law, is attached to this merger as Exhibit B.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER WITH SKYWAY HOME, INC. AND A CHANGE OF THE NAME OF THE CORPORATION

                                 PROPOSAL 5:
                      APPROVE THE SELECTION OF AUDITORS

   Smith & Company, 10 West 100 South, Suite Number 700, Salt Lake City, Utah, 84101, have been selected by the Company to act as the principal accountant for 1997. Smith & Company have been the accountants for the Company for five years and no change of accountants has occurred since that time and none is contemplated.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF SMITH AND COMPANY AS ACCOUNTANTS FOR THE COMPANY